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Exhibit 5.1

Mourant Ozannes	22 Grenville Street St Helier Jersey JE4 8PX Channel Islands T +44 1534 676 000 F +44 1534 676 333 mourantozannes.com

Velti plc
First Floor
28-32 Pembroke Street Upper
Dublin 2
Republic of Ireland

13 June 2012

Our ref:      3000769/24132978/5

Dear Sirs

Velti plc (the Company)—Mobile Interactive Group

Registration of Shares under the US Securities Act of 1933, as amended (the Securities Act)

        We have acted as the Company's Jersey legal advisers in connection with the registration of 271,654 ordinary shares of £0.05 each in the capital of the Company (the Shares) under the Securities Act.

        The Shares are being offered by the selling shareholders (the Selling Shareholders) identified as such in the Registration Statement (as defined below).

        The Company has asked us to provide this opinion in connection with the registration of the Shares under the Securities Act.

1.
Documents examined

(a)
For the purposes of this opinion, we have examined and relied upon the following documents:

(i)
an agreement dated 14 November 2011 relating to the sale and purchase of the entire issued share capital of Mobile Interactive Group Limited made between, amongst others, the Company and Barry Houlihan (the Agreement) pursuant to which the Company has agreed to issue 271,654 ordinary shares of £0.05 each in the capital of the Company (the Shares) to the Vendors (as defined in the Agreement);

(ii)
a draft registration statement on Form F-3 dated 29 May 2012 (the Registration Statement) relating to the registration of the Shares under the Securities Act;

(iii)
an extract (the Extract) of resolutions of the directors of the Company passed on 10 November 2011 (the Director Resolutions) by which the directors (among other things) approved the entry into the Agreement and the performance of the Company's obligations thereunder, including the allotment of the Initial Equity Consideration Shares (as defined in the Agreement) in full satisfaction of the Company's obligations under the Agreement in respect of payment of the Initial Equity Consideration (as defined in the Agreement);

(iv)
the Company's certificates of incorporation, certificate on change of name and memorandum and articles of association;

Mourant Ozannes is a Jersey partnership
Partners: D J Birtwistle, M Chambers, G R P Corbin, E C Devenport, S J V Felton, S M Gould, J Harvey-Hills, T J Herbert,
R A Hickling, J E Hill, B H Lacey, W Lambert, B J Lincoln, J H Rainer, J A Richomme, G A Rigby, J D Rigby, B C Robins,
J F Ruane, H E Ruelle, J P Speck, A J R Syvret, M Temple, J C Walker.
Consultants: A R Binnington, I C James.

    (v)
    a consent to issue shares dated 28 October 2009 issued to the Company by the Jersey Financial Services Commission under the Control of Borrowing (Jersey) Order 1958;

    (vi)
    a certificate dated today's date (the Officer Certificate) of Sally J Rau, the Chief Administrative Officer and General Counsel of the Company, a copy of which is attached to this opinion; and

    (vii)
    an extract of the Company's register of members dated the date of this opinion which shows the number of Shares held by each Selling Shareholder.

  (b)
  For the purposes of this opinion, we have, with the Company's consent, relied upon certificates and other assurances of directors and other officers of the Company as to matters of fact, without having independently verified such factual matters.

  (c)
  In this opinion, non-assessable means, in relation to a Share, that the consideration (in money or money's worth) due to the Company in respect of the issue of that Share has been received in full by the Company, so that no further consideration is due to the Company by any holder of the Share in respect of the consideration due for that Share.

2.
Assumptions

        For the purposes of giving this opinion we have assumed:

  (a)
  the authenticity, accuracy, completeness and conformity to original documents of all copy documents and certificates of officers of the Company examined by us;

  (b)
  that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;

  (c)
  the accuracy and completeness in every respect of all certificates of directors or other officers of the Company given to us for the purposes of giving this opinion (including, without limitation, the Officer Certificate) and that (where relevant) such certificates would be accurate if they had been given as of the date hereof;

  (d)
  that: (i) the Shares issued were the Initial Consideration Shares (as defined in the Agreement; (ii) the issue of the Shares was made in full satisfaction of the Company's obligations to the Vendors in respect of the Initial Equity Consideration (as defined in the Agreement); (iii) the relevant number of Shares issued to the Vendors was calculated in accordance with the provisions of the Agreement; and (iv) the consideration (in money or money's worth) due to the Company in respect of the issue of the Shares has been received in full by the Company;

  (e)
  that words and phases used in the Registration Statement have the same meaning and effect as they would if the Registration Statement were governed by Jersey law;

  (f)
  that the Agreement has been entered into, and each of the transactions referred to in the Agreement is carried out or has been carried out, by each of the parties thereto in good faith, for the purpose of carrying on their respective businesses, for the benefit of each of them respectively, for commercial purposes, and on arm's length commercial terms;

  (g)
  that the Agreement is valid, binding and enforceable in accordance with its respective terms as a matter of every applicable law other than Jersey law and that there are no documents or arrangements in existence which materially affect, amend or vary the terms of the Agreement;

  (h)
  that the Company is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due as a result the transactions contemplated by the Agreement;

  (i)
  that there is no provision of any law (other than Jersey law) that would affect anything in this opinion;

  (j)
  that, in approving the issue of the Shares, the directors of the Company were acting in the best interests of, and for a proper purpose of, the Company;

  (k)
  that the Company has received in full the purchase price (which in no case was less than the par value of the Shares) for which the Company agreed to issue the Shares and that the Shares were issued and (where applicable) transferred in accordance with the Company's articles of association; and

  (l)
  that no other event occurs after the date hereof which would affect the opinions herein stated.

3.
Opinion

        As a matter of Jersey law, and based on, and subject to, the foregoing and the qualifications mentioned below, we are of the opinion that the Shares to be sold by the Selling Shareholders are validly authorized, validly issued, fully paid and non-assessable.

4.
Qualifications

  Our opinion is subject to any matter of fact not disclosed to us and to the following qualifications:

  (a)
  under Jersey law and the Company's articles of association, there are restrictions on the transfer of shares and exercise of voting rights in certain circumstances, including the following:

  (i)
  transfers of shares may be avoided under the provisions of insolvency law, or where any criminal or illegal activity is involved, or where the transferor or transferee does not have the requisite legal capacity or authority, or where the transferee is subject to restrictions or constraints;

  (ii)
  under the Company's articles of association, the board of directors of the Company may decline to register certain transfers of shares;

  (iii)
  after the declaration of the property of the Company en désastre or the commencement of the insolvent winding up of the Company, a transfer of shares in the Company is void without the sanction of the Viscount or (as the case may be) the liquidator; and

  (iv)
  there may be circumstances in which a holder of shares is obliged to transfer those shares under the provisions of the Companies (Jersey) Law 1991 (for example, following the implementation of a takeover when minority shareholders are compulsorily bought out or following the implementation of a scheme of arrangement) and once a holder of shares becomes obliged to make such a transfer, the holder may not transfer to another person;

  (b)
  shareholders can make arrangements outside the Company's constitutional documents in respect of restrictions on transfer or pre-emptive rights relating to shares, about which we express no opinion; and

  (c)
  the obligations of the Company under, or in respect of, the Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors' rights.

5.
Jersey law

  This opinion is limited to matters of, and is interpreted in accordance with, Jersey law as at the date of this opinion. We express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention, or any changes in law which may occur, after the date of this opinion.

6.
Consent

(a)
This opinion is addressed to the Company in connection with the registration of the Shares under the Securities Act.

(b)
We consent to the filing of a copy of this opinion as Exhibits 5.1 and 8.1 to the Registration Statement and to reference to us being made in the paragraph of the Registration Statement headed Legal Matters. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ MOURANT OZANNES

Mourant Ozannes

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  Exhibit 5.1